Exhibit 19.1

Bionomics Limited – Securities Trading Policy

SECURITIES TRADING POLICY

Introduction

This document sets out the policy of Bionomics Limited (Company or Bionomics) concerning trading in the Company’s Securities by:

●	Directors of the Company and its subsidiaries (“Directors”);

●	members of the Company’s Executive Management team (“Executives”);

●	employees of, and contractors/consultants to, the Company and its subsidiaries;

collectively referred to as “Bionomics Personnel”.

This revised Policy was approved by the Board on 14 August 2018.

Capitalised terms used in this Policy have the meanings given to them in paragraph 13 unless the context indicates otherwise.

Purpose

The purpose of this Policy is to:

●	explain the type of conduct in relation to Trading in Securities that is prohibited under the Corporations Act;

●	establish a best practice procedure relating to Trading in Securities that provides protection to both the Company and Bionomics Personnel against the misuse of Inside Information; and

●	ensure transparency and good governance with respect to Trading in Securities by Bionomics Personnel.

The Board of Directors considers that compliance with this Policy is essential to ensure that Bionomics Personnel do not Trade in Securities when they are, or may be perceived to be, in possession of Inside Information.

Insider Trading by Bionomics Personnel to gain an advantage for themselves or someone else is a breach of the Corporations Act and this Policy, which may result in disciplinary action up to and including termination of employment or engagement. In addition, substantial civil and criminal liability applies under the Corporations Act.

Policy

1.	Legal Obligations

Bionomics Personnel must comply at all times with the provisions of the Corporations Act and Australian Securities Exchange (ASX) Listing Rules concerning Trading in Securities including:

●	insider trading provisions (Corporations Act Chapter 7 Division 3 - Sec1043A in particular);

●	market manipulation provisions (Sec 1041A,1041B and 1041C of the Corporations Act);

Policy BNO78	ABN 53 075 582 740	Approval Date: 14 August 2018

Bionomics Limited – Securities Trading Policy

●	substantial shareholder notice provisions (Sec 671B of the Corporations Act);

●	change of notifiable interests of a Director (Sec 205G Corporations Act, ASX Listing Rule 3.19A.2 & Appendix 3Y).

In addition, Bionomics Personnel must ensure that they and their Associates comply with this Policy.

2.	Insider Trading

In accordance with Section 1043A of the Corporations Act, Bionomics Personnel may not at any time:

●	trade in Securities of the Company while they are in possession of Inside Information;

●	procure any other person or Associate to Trade in the Securities of the Company or enter into an agreement to do so while they are in possession of Inside Information; or

●	communicate (or “tip”) Inside Information to any other person or Associate who is likely to Trade in the Securities of the Company or who is likely to procure another person to do so. Advisers to the Company that are in possession of Inside Information are required to keep that information confidential.

Examples of Inside Information includes; significant changes or forecasts of significant changes in the Company’s financial performance compared to market expectations, the progress of clinical trials, potential commercialisation of the Company’s drug candidates, pending debt or equity funding, possible asset acquisitions or sales, or other events or developments which will have, or are likely to have, a material effect on the price or value of the Company’s Securities.

3.	Black-Out Periods

Subject at all times to paragraphs 1, 2 and 4, Bionomics Personnel may Trade in Securities of the Company at any time except for the following periods (“Black-Out Periods”):

●	four (4) weeks prior to the Company’s Annual General Meeting to 24 hours after the meeting

●	the period from 1 July to 24 hours after the release of the Company’s annual accounts to the ASX;

●	the period from 1 January to 24 hours after the release of the Company’s half yearly accounts to the ASX;

●	two (2) weeks prior to release of the Company’s quarterly reports (for the March, June, September and December quarters) in relation to the cash position to 24 hours after the release; and

●	any other time that the Executive Chairman declares as a Black-Out Period.

4.	Trading inside a Black-Out Period – Approval in Exceptional Circumstances

Bionomics Personnel (other than the Executive Chairman) may only be permitted to Trade in Securities of the Company inside a Black-Out Period with the prior written approval of the Executive Chairman, which will only be given in exceptional circumstances (such as severe financial hardship, a transfer pursuant to the terms of a family law property settlement or a testamentary disposition) and is subject to paragraphs 1 and 2 above.

In the case of the Executive Chairman, approval must be obtained from the Chair of the Audit and Risk Management Committee.

Where such approval is obtained, any trading must occur within 14 days of confirmation of the approval.

Policy BNO78	ABN 53 075 582 740	Approval Date: 14 August 2018

Bionomics Limited – Securities Trading Policy

5.	Trading outside a Black-Out Period – Notification and Confirmation

Before Trading in Securities outside a Black-Out Period, Bionomics Personnel must inform the Company Secretary in writing of their intention to trade and seek approval from the Executive Chairman to proceed with the Trade. In the case of the Executive Chairman, the approval of the Chair of the Audit and Risk Management Committee must be obtained. Any trading must occur within 14 days of receiving written approval to Trade.

Directors and Executives must provide written confirmation within 2 days of any trading in Securities that has occurred to the Company Secretary, and the Company Secretary should forward this confirmation to the Executive Chairman.

Any approval to Trade can be given or refused by the Company in its discretion, without giving any reasons and is final and binding. An approval to Trade can be withdrawn if new information comes to light or there is a change in circumstances. If approval to Trade is refused, the person seeking the clearance must keep that information confidential and not disclose it to anyone.

Approval to Trade outside a Black-Out Period, or inside a Black-Out Period under exceptional circumstances, does not alleviate the primary responsibility of Bionomics Personnel and their Associates to ensure they do not Trade in Securities whilst they are in possession of Inside Information.

6.	Imminent Releases

Bionomics Personnel may not Trade in Securities of the Company at any time when they are aware that any announcement of a major event or release of price sensitive information is likely to occur.

7.	Retiring Directors or Executives

A retiring Director of the Company or an Executive who ceases employment with the Company shall be bound by the provisions of this Policy for a period of 30 days from the date their retirement or cessation becomes effective. The Company Secretary shall advise the Director or Executive in writing of any applicable Black-Out Periods.

8.	Notifiable Interests

Directors and Executives must provide the Company Secretary with written confirmation of the number and price of Bionomic Securities purchased or sold, the total amount paid or received and the nature of the trade (eg. on market) within 2 days of a change in interest, to ensure compliance with the requirements of the Corporations Act and the ASX Listing Rules in relation to notifiable interests.

Policy BNO78	ABN 53 075 582 740	Approval Date: 14 August 2018

Bionomics Limited – Securities Trading Policy

9.	Other Companies

Bionomics Personnel must not Trade in Securities of other companies where they have Inside Information relating to that company or are aware of any proposed transaction by Bionomics concerning that other company or its Securities. Bionomics Personnel are bound by duties of confidentiality in relation to Inside Information obtained about other companies in the course of performing their duties at Bionomics.

10.	Hedging Not Permitted

Bionomics Personnel must not enter into transactions regarding the Company’s Securities for the purpose of hedging, or otherwise transferring, limiting or minimising their economic risk to those Securities (eg; a forward contract or a put or call option). In addition, under Section 206J of the Corporations Act, Directors and Executives are prohibited from entering into hedging transactions that have the effect of limiting their exposure to their remuneration that has either not vested or has vested but remains subject to a holding lock.

11.	Prohibition on Margin Loan Arrangements

Bionomics Personnel shall not enter into a margin loan, stock lending or any other funding arrangement to acquire any Bionomics Securities where the lender or other third party is granted a right to sell or compel the sale of all or part of those Securities.

12.	Trading Excluded from this Policy

This Policy does not preclude Bionomics Personnel from;

●	participating in the Company’s Employee Share Option Plan, Employee Equity Plan, Share Purchase Plan or any other employee incentive or equity scheme. However, Bionomics Personnel may not exercise any options or rights under any employee incentive or equity scheme or sell any Security received upon exercise of those options or rights at any time during a Black-Out Period;

●	the cancellation, lapsing or surrender of an option or right under an employee incentive or equity scheme;

●	a disposal of Securities through a takeover offer, scheme of arrangement or equal access buy back;

●	an acquisition of Securities or disposal of rights under an offer or invitation made to all or most security holders, including dividend reinvestment plans, bonus issues, share purchase plans and a pro-rata rights issue;

●	Trading where the beneficial interest in the Security does not change;

●	Trading in units of a fund or arrangement, other than a fund only investing in Securities in Bionomics, where the assets of the fund are invested at the discretion of a third party;

●	the exercise of an option or right under an employee incentive or equity scheme, but not the sale of Securities following exercise, where the final date for the exercise falls during a Black-Out Period and the Company has been in an exceptionally long Black-Out Period or a number of consecutive Black-Out Periods and the Bionomics Personnel could not have been reasonable expected to exercise at a time when free to do so;

provided that, in compliance with the Corporations Act, Bionomics Personnel do not possess Inside Information at the time of Trading.

Policy BNO78	ABN 53 075 582 740	Approval Date: 14 August 2018

Bionomics Limited – Securities Trading Policy

13.	Definitions

For the purpose of this Policy:

“Associate” means:

(a)	a spouse or de facto spouse of the Director, Executive or employee;

(b)	a parent or child of the Director, Executive or employee;

(c)	a company, partnership, or trust which:

(i)	the Director, Executive or employee controls;

(ii)	the Director, executive or employee and any person referred to in paragraphs (a) or (b) control; or

(iii)	any person referred to in paragraphs (a) and (b) controls; or

(d)	any other person with whom the Director, Executive or employee is acting or proposing to act in concert regarding the acquisition of Securities.

For the purpose of this definition, “control” means the ability (whether or not based on a legal right) to determine the outcome of decisions about the relevant entity’s financial and operating policies.

“ASX” means Australian Securities Exchange.

“Corporations Act” means the Corporations Act 2001 (Cth).

“Inside Information” means information that is not generally available and which a reasonable person would expect to have a material effect on the price or value of the Company’s Securities if known (ie that information would be likely to influence persons who usually acquire such Securities in deciding whether to sell or buy those Securities).

“Insider Trading” means the use of Inside Information to Trade Securities.

“Security” or “Securities” includes ordinary shares, preference shares, American Depository Receipts in relation to shares, options or rights to shares, debentures (including convertible notes), derivatives, warrants, and any other financial products traded on the ASX.

“Trade” or “Trading” means buying, selling, subscribing for or transferring Securities or any other form of dealing or arrangement with respect to Securities including procuring another person to Trade.

Policy BNO78	ABN 53 075 582 740	Approval Date: 14 August 2018

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